EXHIBIT 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is effective as of March 1, 2013 (the “Effective Date”) and is between Argo Group US, Inc., a Delaware company (the “Company”), and Kevin J. Rehnberg (the “Employee”).

RECITALS:

WHEREAS, the Company desires to employ the Employee as President, U.S. Operations of the Company.

WHEREAS, the Employee desires to accept such employment as President, U.S. Operations of the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereby agree as follows:

1.	Term of Employment. The period of employment of the Employee by the Company under this Agreement shall commence on March 1, 2013 and shall continue through March 1, 2017, unless earlier terminated in accordance with Section 6 hereof (the “Initial Term”). Upon expiration of the Initial Term, the Agreement shall be renewed for successive one-year terms (each, a “Renewal Term”; the Initial Term and each Renewal Term, if any, collectively, the “Employment Period”), unless, at least three (3) months prior to the expiration of the Initial Term or any Renewal Term, as applicable, the Company or the Employee shall have given the other party written notice of its or his intention not to renew this Agreement.

2.	Duties. The Employee agrees to serve the Company in the position of President, U.S. Operations, reporting to the Chief Executive Officer of the Company or the President of the Company’s ultimate parent, Argo Group International Holdings, Ltd., and to perform diligently and to the best of his abilities the duties and services pertaining to such office. Unless otherwise agreed by the Company and the Employee, the Employee’s principal place of business with the Company shall be in San Antonio, Texas. The Employee’s employment shall also be subject to the policies maintained and established by the Company, if any, as the same may be amended from time to time. The Employee acknowledges and agrees that the Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and further agrees not to engage or participate in any act that would injure the business, interests, or reputation of the Company or any of its Affiliates. In keeping with these duties, the Employee shall make full disclosure to the Board of Directors of all business opportunities pertaining to the business of the Company or its Affiliates and should not appropriate for the Employee’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company and its Affiliates. It is understood that the Employee shall travel to such extent as may be reasonably required in connection with the performance of his duties.

3.	Compensation.

(a)	Base Salary. The Company shall pay to the Employee an initial base annual salary of $575,000 (the “Base Salary”), less all applicable legal deductions and/or withholding. The Base Salary shall be payable in accordance with the Company’s policies in effect from time to time, but in any event no less frequently than monthly. The Base Salary shall be reviewed annually by the Company for possible increase (but not decrease) and the Company may, in its sole discretion, choose to increase the Base Salary during the Employment Period of this Agreement. If the Base Salary is increased by the Company, such Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b)	Incentive Bonus. In addition to the Base Salary, during the Employment Period, the Employee may, in the sole discretion of the Company’s Board of Directors, be awarded an annual incentive bonus based upon the achievement of specific Company objectives as determined by the Company and set forth in a separate written bonus plan (the “Bonus Plan”). Employee will be eligible to participate in the Bonus Plan at a target participation rate of $575,000. For the year 2013 only, Employee’s annual incentive bonus shall be guaranteed in the amount of $575,000 and will be paid in quarterly installments. Thereafter, any annual incentive bonus shall be paid in accordance with the Bonus Plan. The Company further agrees to pay the Employee a hiring bonus of $275,000 within 30 days from the Effective Date. The Employee agrees to repay to the Company the net after tax amount of the hiring bonus paid to him if he voluntarily terminates his employment with the Company or is terminated for Cause at any time before the second anniversary of the Effective Date.

(c)	Equity Compensation. The Employee shall be entitled to participate in the equity compensation plans established from time to time by the Company at a target participation rate of $575,000.

(d)	Benefits. As additional compensation for the Employee, the Company shall provide or maintain for Employee medical, welfare and health insurance benefit plans on the same terms and conditions as are made available to all employees of the Company generally, subject to the terms and conditions of such plans as in effect from time to time.

4.	Vacation. Employee shall be entitled to a reasonable vacation(s) during each year of his employment under this Agreement pursuant to the Company’s Paid Time Off policy as in effect from time to time.

5.

Reimbursement For Expenses. The Company shall reimburse the Employee for all reasonable and necessary business expenses incurred by him in the performance of his duties during the Employment Period, provided that such expense is submitted in accordance with the Company’s policies and procedures as in effect from time to time. In no event shall expenses eligible for reimbursement be reimbursed later than December 31 of the year following the calendar year in which the Employee incurred the related expense. Any reimbursement in one calendar year may not affect the amount that may be reimbursed in any other calendar year and a right to reimbursement may not be exchanged or liquidated for another benefit or payment. The Company further agrees to provide the Employee with a one-time relocation allowance of $100,000 and to reimburse the Employee for the reasonable and customary expenses Employee incurs in relocating his primary residence to San Antonio, Texas.

6.	Termination of Agreement.

(a)	Death. This Agreement shall automatically terminate upon the death of the Employee.

(b)	Disability. If, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been substantially unable, either with or without reasonable accommodation, to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given after such six (6) month period, the Employee shall not have returned to the substantial performance of his duties on a full-time basis (“Disability”), the Company shall have the right to terminate the Employee’s employment hereunder for Disability, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Any dispute between the Employee and the Company regarding whether the Employee has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of the Agreement. The Employee acknowledges and agrees that a request by the Company for such a determination shall not be considered as evidence that the Company regarded the Employee as having a Disability.

(c)	Termination by the Company for Cause. The Company may terminate this Agreement and the Employee’s employment with the Company upon written notice to the Employee at any time for Cause in accordance with the procedures provided below.

(d)	For purposes of this Agreement, “Cause” shall mean:

(i)	other than as a result of the Employee having a Disability, the willful and continued failure by the Employee to substantially perform his duties with the Company within a reasonable period of time after a written demand for substantial performance is delivered to the Employee by the Company, which demand shall specifically identify the manner in which the Company believes that the Employee has not substantially performed his duties;

(ii)	the entry of a plea of guilty, or judgment entered after trial finding the Employee guilty of a crime punishable by imprisonment in excess of one year involving moral turpitude (meaning a crime that includes the commission of an act of gross dishonesty or bad morals);

(iii)	willfully engaging by the Employee in conduct that the Employee knows or reasonably should know is materially detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and Affiliates, monetarily or otherwise;

(iv)	without limiting the generality of Section 6(d)(i), the breach or threatened breach of any of the provisions of Sections 8 or 9; or

(v)	a final ruling (or interim ruling that has not been stayed by appeal) in any state or federal court or by an arbitration panel that the Employee has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding, which would in any material way limit, as determined by the Board of Directors of the Company, the Employee’s ability to perform under this Agreement now or in the future.

The Employee shall have 15 calendar days from the giving of written notice within which to cure and during which period the Company cannot terminate his employment under this Agreement for the stated reasons and, if so cured, after which the Company cannot terminate his employment under this Agreement for the stated reasons; provided, however, that this sentence shall not apply with respect to events which by their nature cannot be cured.

(e)	Termination By the Company Without Cause. The Company may terminate this Agreement and the Employee’s employment with the Company at any time, and for any reason, by providing at least thirty (30) days written notice to the Employee.

(f)	Termination by the Employee. The Employee may terminate this Agreement and the Employee’s employment with the Company at any time, and for any reason, by providing at least thirty (30) days written notice to the Company.

7.	Effect of Termination. Upon the termination of this Agreement, no rights of the Employee which shall have accrued prior to the date of such termination shall be affected in any way.

(a)	Upon Death or Disability of the Employee.

During the Employment Period, if the Employee’s employment is terminated due to his death or Disability, the Employee’s estate or the Employee, as applicable, shall be entitled to receive the Base Salary set forth in Section 3 accrued through the date of death or the date of the Employee’s termination due to Disability, as applicable and any incentive bonus Fully-Earned through the date of such termination. “Fully-Earned” shall mean that for purposes of determining whether the Employee shall be entitled to an incentive bonus, that such Employee shall be treated as if he had been employed through the last date of the regular period for determining whether or not an incentive bonus is payable in the standard manner that all such employees are evaluated even though Employee is no longer employed by the Company, and his eligibility for an incentive bonus, if any, shall be determined accordingly. Further, from the date of Employee’s termination through the eighteenth (18) month anniversary thereof, the Employee or, in the event of the Employee’s death, the Employee’s eligible dependents (including a surviving spouse), shall be entitled to continued participation in all health and medical plans or programs in which the Employee or such eligible dependents, as applicable, were participating on the termination date and, subject to Section 5, the Company agrees to continue paying the same portion of the premiums for such coverage as the Company paid for the Employee or eligible dependents immediately prior to the termination date.

(b)	By the Company Without Cause

If the Employee’s employment with the Company is terminated under Section 6(e) and such termination of employment constitutes a “separation from service” (within the meaning of Section 409A of the Code and any related regulations or other guidance promulgated thereunder (“Section 409A”)), and as consideration for the Employee’s continuing obligations under Sections 8 and 9 hereof:

(i)	The Employee shall be entitled to receive his Base Salary set forth in Section 3 accrued through the date of such termination and any bonus Fully-Earned through the date of such termination;

(ii)

The Company shall pay the Employee as severance an amount equal to the Employee’s Base Salary (or if a Change of Control has then occurred or is reasonably expected to occur an amount equal to two times his Base Salary), such amount to be paid in installments over the period of twelve (12) months in accordance with the Company’s regular payroll practices; provided, however, that the first such severance payment shall be paid on the first day of the month coincident with or first following the sixtieth (60th) day following the date of termination in an amount equal to the severance payments that would have otherwise been paid during that sixty (60) day period; and provided, further, that if the Employee is a “specified employee” (within the meaning of Section 409A of the Code) and any such installment payments are scheduled to be paid after March 15 of the year following termination of employment, the payment of severance may be further delayed as described in Section 7(d);

(iii)	The Employee shall be entitled to continued participation in all health and medical plans or programs in which the Employee was participating on the termination date and, subject to Section 5, the Company agrees to continue paying the same portion of the Employee’s premiums for such coverage as the Company paid for the Employee immediately prior to the termination date, until the earlier of (A) 18 months following the termination date and (B) the date the Employee obtains reasonably equivalent coverage and benefits under the plans and programs of a subsequent employer. Thereafter, if the Employee is eligible and wishes to continue the Employee’s continuation coverage, the Employee may continue such coverage, provided, however, the Employee shall be solely responsible for payment of the entire premium for such coverage,

(iv)	It shall be a condition precedent of payment or provision to the Employee of such payment and continued benefits pursuant to this Section 7(b) that within sixty (60) days following the date of termination the Employee execute with all revocation periods expired a full and complete release of the Company, each of its subsidiaries, Affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and stockholders, in form and substance reasonably acceptable to the parties (which shall also include a release by the Company and its Affiliates of claims against the Employee), of any claims the Employee may have against any of them, to the extent such claims arise from the Employee’s employment hereunder and excluding (i) vested rights under the Company’s plans and arrangements, and (ii) rights to indemnification and advancement of legal fees to the maximum extent provided by the Company’s bylaws, charter and applicable law;

(v)	The Employee shall remain bound by the restrictive covenants and obligations contained in Sections 8 and 9; and

(vi)	Except as provided for in this Section 7(b), the Employee shall not have any rights which have not previously accrued upon termination of this Agreement.

(c)	By the Company for Cause. In the event the Employee’s employment with the Company is terminated pursuant to Section 6(c), the Employee shall be entitled to receive the Base Salary and any benefits set forth in Section 3 accrued but unpaid through the date of termination (and the reimbursement of business expenses as provided in Section 5), and the Employee shall not be entitled to any other benefits (except as required by law).

(d)

Six Month Delay. Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code) at the time of the Employee’s “separation from service” (within the meaning of Section 409A of the Code) and if any portion of the payments or benefits to be received by the Employee upon the Employee’s separation from service would be considered deferred compensation under Section 409A of the Code, then each portion of such payments and benefits that would otherwise be payable or provided shall instead be paid or made available on the date following the six month anniversary of the Employee’s separation from service or, if earlier, the date of his death.

8.	Confidential Information.

(a)	The Company shall disclose to the Employee, or place the Employee in a position to have access to or develop, trade secrets or confidential information of the Company or its Affiliates; and/or shall entrust the Employee with business opportunities of the Company or its Affiliates; and/or shall place the Employee in a position to develop business good will on behalf of the Company or its Affiliates.

(b)	The Employee acknowledges that during his employment with the Company he occupies a position of trust and confidence and agrees that he shall treat as confidential and shall not, without prior written authorization from the Company, directly or indirectly, disclose or make known to any person or use for his own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company or its Affiliates, or any non-public information, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the Company, or information which is disclosed to the Employee or in any acquired by him during his employment with the Company, or any information concerning the present or future business, processes, or methods of operation of the Company or its Affiliates, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Employee hereby agrees, to restrict him from disseminating or using for his own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public (collectively, “Confidential Information”).

(c)	The confidentiality obligations set forth in (a) and (b) of this Section 8 shall apply during the Employment Period and indefinitely thereafter.

(d)

All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by the Employee, individually or in conjunction with others, during the Employee’s employment with the Company (whether during business hours or otherwise and whether on the premises of the Company or an Affiliate or otherwise) that relate to the business, products or services of the Company or any Affiliate shall be disclosed to the Board and are and shall be the sole and exclusive property of the Company or such Affiliate. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of the Employee’s employment for any reason, the Employee promptly shall deliver the same, and all copies thereof, to the Company.

(e)	If, during the Employee’s employment by the Company, the Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by the Employee in the scope of the Employee’s employment.

9.	Restrictive Covenants.

(a)	For the purposes of this Section, the following words have the following meanings:

(i)	“Affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “person”), any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of this definition, “control” when used with respect to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “affiliated”, “controlling” and “controlled” have meanings correlated to the foregoing.

(ii)	“Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company or its Affiliates in the specialty property and/or casualty insurance business.

(iii)	“Confidential Information” has the meaning ascribed thereto in Section 8.

(iv)	“Customer” means any person or firm or company or other organization whatsoever to whom or which the Company or its Affiliates supplied Company Services during the Restricted Period and with whom or which, during the Restricted Period: (x) the Employee had material personal dealings pursuant to his employment, or (y) any employee who was under the direct or indirect supervision of the Employee had material personal dealings pursuant to his or her employment.

(v)	“Prospective Customer” means any person or firm or company or other organization whatsoever with whom or which the Company or its Affiliates shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services during the Restricted Period and with whom or which during such period: (x) the Employee shall have had material personal dealings pursuant to his employment, or (y) any employee who was under the direct or indirect supervision of the Employee shall have had material personal dealings pursuant to his or her employment, or (z) the Employee was directly responsible in a client management capacity on behalf of the Company.

(vi)	“Restricted Area” means: (x) the United States, or (y) any geographic area in which the Company or its Affiliates provided Restricted Services and for which the Employee was responsible in the 12 months preceding the date of the Employee’s termination of employment.

(vii)	“Restricted Employee” means any person who on the date of the Employee’s termination of employment by the Company was at the level of director, manager, underwriter or salesperson with whom the Employee had material contact or dealings in the course of his employment during the Restricted Period;

(viii)	“Restricted Period” means the period of 12 months ending on the last day of the Employee’s employment with the Company.

(ix)	“Restricted Services” means Company Services or any services of the same or of a similar kind.

(b)	The Employee recognizes that, while performing his duties for the Company, he will have access to and come into contact with trade secrets and Confidential Information belonging to the Company and its Affiliates and will obtain personal knowledge of and influence over its or their customers and/or employees. The Employee therefore agrees that the restrictions set out in this Section 9 are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates both during and after the termination of his employment.

(c)

The Employee hereby undertakes with the Company that he will not during his employment with the Company and for the period of twelve months after he ceases to be employed by the Company, whether by himself through his employers or employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organization directly or indirectly:

(i)	in competition with the Company or its Affiliates within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, underwriting, distributing, selling, supplying or otherwise dealing with Restricted Services; or

(ii)	in competition with the Company or its Affiliates, accept orders or facilitate the acceptance of any orders or have any business dealings for Restricted Services from any Customer or Prospective Customer; or

(iii)	employ or otherwise engage in the business of or be personally involved to a material extent in employing or otherwise engaging in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Services, any person who was during the Restricted Period employed or otherwise engaged by the Company and who by reason of such employment or engagement is reasonably likely to be in possession of any trade secrets or Confidential Information relating to the business of the Company.

(d)	The Employee hereby undertakes with the Company that he shall not during his employment with the Company and for the period of twelve months after he ceases to be employed by the Company for any reason, whether the termination is by the Company, by the Employee or due to Disability, without the prior written consent of the Company, whether by himself, through his employers or employees or agents or otherwise, howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation directly or indirectly:

(i)	in competition with the Company, solicit business from or endeavour to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Services;

(ii)	solicit or induce or endeavour to solicit or induce any Restricted Employee to cease working for or providing services to the Company, or hire any Restricted Employee.

(e)

This Section 9 shall be for the benefit of the Company and each of its Affiliates and the Company reserves the right to assign the benefit of such provisions to any of its Affiliates, in addition such provisions also apply as though there were substituted for references to “the Company” references to each of its Affiliates in relation to which the Employee has in the course of his duties for the Company or by reason of rendering services to or holding office in such Affiliate: (x) acquired knowledge of its trade secrets or Confidential Information; or (y) had material personal dealings with its Customers or Prospective Customers; or (z) supervised directly or indirectly employees having material personal dealings with its

Customers or Prospective Customers but so that references in this Section 9 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Affiliate. The obligations undertaken by the Employee pursuant to this Section 9 shall, with respect to each Affiliate of the Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Affiliate or the Company. For the sake of clarity, any written consent of the Company shall be effective against any Affiliate of the Company.

(f)	While the restrictions in this Section 9 (on which the Employee has had the opportunity to take independent advice, as the Employee hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or its Affiliates but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

10.	Remedies for Breach. In addition to the rights and remedies otherwise provided in this Agreement, and without waiving the same if the Employee breaches, or threatens to breach, any of the provisions of Sections 8 or 9, the Company shall have the following rights and remedies, in addition to any others, each of which shall be independent of the other and severally enforceable:

(a)	The right and remedy to have such provisions specifically enforced by any court having equitable jurisdiction. The Employee specifically acknowledges and agrees that any breach or threatened breach of the provisions of Sections 8 or 9 hereof may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(b)	The right to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (hereinafter collectively the “Benefits”) derived or received by the Employee as a result of any transactions constituting a breach of any of the provisions of Sections 8 or 9.

(c)	Upon discovery by the Company of a breach or threatened breach of Sections 8 or 9, the right to immediately suspend payments to the Employee under Section 3 or 7(b) pending a resolution of the dispute.

(d)	The right to terminate the Employee’s employment pursuant to Section 6.

11.	Change of Control.

(a)	For purposes of this Agreement, a “Change of Control” shall be deemed to occur if:

(i)	Any Person, other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, or 50% or more of the then outstanding common stock of the Company, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company described in (ii) below.

(ii)	There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, except if: (A) the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) the merger or consolidation is effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iii)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(iv)	During any one year period, individuals who at the beginning of the period constitute the Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors.

(b)	For purposes of this Section 11:

(i)	The term “Person” shall have the meaning given in Section 3(a)(9) of the 1934 Act as modified and used in Sections 13(d) and 14(d) of the 1934 Act.

(ii)	The term “Beneficial Owner” shall have the meaning provided in Rule 13d-3 under the 1934 Act.

(iii)	The term “Affiliate” shall have the meaning set forth in Section 9(a)(i).

12.	Notices. Any notice required or permitted to be given to the Employee pursuant to this Agreement shall be sufficiently given if sent to the Employee by registered or certified mail addressed to the Employee at his home address as reflected in the Company’s records, or at such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to Argo Group US, Inc.’s General Counsel by registered or certified mail to 175 E. Houston, Suite 1300, San Antonio, Texas 78205, or at such other address as it shall designate by notice to the Employee.

13.	Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the provisions hereof shall enure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, acquisition or otherwise, unless otherwise agreed to by the Employee and the Company.

14.	Invalid Provisions. The invalidity or unenforceability of a particular provision of this Agreement shall not affect the enforceability of any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

15.	Amendment. This Agreement may only be amended in writing by an agreement executed by both parties hereto.

16.	Effect on Prior Agreements. This Agreement supersedes any and all prior agreements, understandings or offers, oral or written, and negotiations between said parties regarding the subject matter contained herein.

17.	Applicable Law and Venue. This Agreement is entered into under, and shall be governed for all purposes, by the laws of the State of Texas; with venue of any lawsuit or arbitration between the parties in Bexar County, Texas.

18.	No Waiver. The Company’s or the Employee’s failure at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.	Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not effect the validity or unenforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

20.	Section 409A Compliance. This Agreement is intended to meet the requirements of Section 409A, and shall be interpreted and construed consistent with that intent. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

21.	Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and any and all other normal employee deductions made with respect to the Company’s employees generally.

22.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one in the same agreement.

In witness whereof, the parties hereto have executed this Agreement as of the day and year above written.

Argo Group US, Inc.		Employee:

By:
	Mark E. Watson III	Kevin J. Rehnberg
Title: Chief Executive Officer